Exhibit 99.1

Nexstar MEDIA GROUP, INC.

SECOND QUARTER 2024 EARNINGS RELEASE

August 8, 2024

NEXSTAR MEDIA GROUP REPORTS RECORD SECOND QUARTER NET REVENUE OF $1.27 BILLION

Q2 Net Revenue Drives Net Income of $106 Million, Adjusted EBITDA of $398 Million and Adjusted Free Cash Flow of $78 Million

All-Time High Second Quarter Distribution Revenue

Reduced Year-over-Year Quarterly Losses at The CW by $33 Million

Quarterly Return of Capital to Shareholders of $190 Million, Reducing Shares Outstanding by 1.7%

STATEMENT FROM PERRY A. SOOK, FOUNDER, CHAIRMAN AND CEO

"Nexstar delivered another period of solid financial results, building on our strong start to the year. Following a first quarter in which Nexstar generated record first-quarter distribution and total net revenue, we did it again, generating our highest-ever second-quarter distribution and total net revenue. During the quarter, we continued executing on our plan at The CW, reducing operating losses by $33 million year-over-year and $83 million year-to-date as our organizational and programming changes are driving improved cash flows and the third consecutive quarter of ratings growth in primetime entertainment programming. Overall, our strong year-to-date operating performance yielded $483 million of Adjusted Free Cash Flow and we returned $358 million, or 74% of Adjusted Free Cash Flow, to shareholders in the form of dividends and share repurchases. Looking ahead, we expect to benefit from anticipated record levels of political spending on broadcast television in the second half of the year."

2024 Second Quarter Financial Summary

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,		
	2024	2023	% Change	2024	2023	% Change
Distribution	$734	$696	5.5	$1,495	$1,424	5.0
Advertising	522	511	2.2	1,034	1,028	0.6
Other	13	33	(60.6)	24	45	(46.7)
Net Revenue	**$1,269**	**$1,240**	**2.3**	**$2,553**	**$2,497**	**2.2**
Net Income	**$106**	**$75**	**41.3**	**$273**	**$163**	**67.5**
% Margin(1)	*8.4%*	*6.0%*	2.4	*10.7%*	*6.5%*	4.2
Adjusted EBITDA(2)	**$398**	**$335**	**18.8**	**$941**	**$831**	**13.2**
% Margin(1)	*31.4%*	*27.0%*	4.4	*36.9%*	*33.3%*	3.6
Adjusted Free Cash Flow(2)	**$78**	**$74**	**5.4**	**$483**	**$451**	**7.1**

(1) Net Income margin is Net Income as a percentage of Net Revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of Net Revenue.

(2) Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release. **In the first quarter of 2024, we adjusted our definition of Adjusted EBITDA to add back stock-based compensation expense and restructuring expenses and to subtract out pension credits. We also adjusted our definition of Adjusted Free Cash Flow (formerly referred to as Attributable Free Cash Flow) to subtract out pension credits and payments for capitalized software obligations and to adjust for actual cash contributions from noncontrolling interests in lieu of adjusting for our partners' share of losses in The CW. The comparative prior year disclosures were also recast to conform with the current presentation.**

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SECOND QUARTER 2024 EARNINGS RELEASE Company and Business Highlights Successfully expanded NewsNation to a 24/7 cable news network on June 1. According to Nielsen, NewsNation’s total viewership in primetime is up over 200% since its launch in March 2021 (comparing Q2 2024 to Q2 2021). Announced additional exclusive sports on The CW, with eleven PAC-12 Football Games beginning this month and the final eight 2024 NASCAR Xfinity Series races, including all playoff races, beginning in September. Announced Nexstar stations in Chicago, IL, Norfolk, VA, and Lafayette, LA will become affiliates of The CW on September 1, bringing the number of Company and partner-owned CW-affiliated stations to 49, covering over 45% of U.S. TV households. Delivered sequential primetime entertainment ratings growth at The CW in the first three quarters since the launch of the 2023/2024 broadcast season. Earned 35 Regional Edward R. Murrow Awards for outstanding journalism and exceptionally produced news programming from the Radio Television Digital News Association (RTDNA). Financial Highlights Net Revenue. Record second quarter net revenue of $1.27 billion, increased by $29 million, or 2.3%, reflecting growth in distribution and advertising revenue, which more than offset a decline in other revenue. Approximately 58% of Nexstar’s second quarter revenue was derived from distribution revenue. Distribution Revenue. Record second quarter distribution revenue of $734 million, increased $38 million, or 5.5%, over the comparable prior year quarter. Distribution revenue growth primarily reflects the impact of distribution contract renewals in 2023 on terms favorable to the Company and annual rate escalators, growth in vMVPD subscribers, the addition of CW affiliations on certain of our stations, and the return of our partner stations on one MVPD in January, which more than offset MVPD subscriber attrition. Distribution revenue includes retransmission revenue, carriage fees, affiliation fees, and spectrum leasing revenue. Advertising Revenue. Second quarter advertising revenue of $522 million increased $11 million, or 2.2%, compared to the prior year quarter reflecting a $37 million year-over-year increase in election-year political advertising to $45 million which more than offset a $24 million year-over-year reduction in non-political advertising revenue due to ongoing advertising market softness. Advertising revenue includes television and digital revenue primarily from businesses and political advertisers. Net Income. Second quarter net income of $106 million increased $31 million, or 41.3%, compared to the prior year quarter, reflecting increased revenue and lower operating expenses driven, in part, by reduced amortization of broadcast rights at The CW, offset, in part, by reduced income from equity method investments related to the performance of the TV Food Network LLC (“TVFN”) in which we have a 31.3% interest and increased income taxes. Net Income margin increased to 8.4% from 6.0% in the comparable prior year period. Adjusted EBITDA. Second quarter Adjusted EBITDA of $398 million increased $63 million, or 18.8%, compared to the prior year quarter primarily reflecting revenue growth and a $33 million year-over-year reduction in losses at The CW, which more than offset a reduction of cash distributions from equity method investments from TVFN primarily related to lower advertising revenue. Adjusted EBITDA margin grew to 31.4% from 27.0% in the comparable prior year period.

QUARTER 2024 EARNINGS RELEASE Financial Highlights (continued) Adjusted Free Cash Flow. Second quarter Adjusted Free Cash Flow of $78 million, increased $4 million, or 5.4%, due primarily to the increase in Adjusted EBITDA offset, in part, primarily by higher operating cash taxes related to increased taxable income and no cash contributions from our partners in The CW. Capital Allocation In the second quarter of 2024 the Company used cash on hand and cash flow from operations to repay $31 million of debt, pay $55 million in dividends, and repurchase 847,904 shares of Nexstar’s common stock at an average price of approximately $159.21 for a total of $135 million. ($ in millions, shares in thousands) Three Months Ended June 30, Six Months Ended June 30, 2024 2023 2024 2023 Cash Used For Debt repayment $31 $31 $61 $62 Acquisitions - - - - Stockholder return 190 189 358 413 Common stock dividends 55 48 112 98 Stock repurchases 135 141 246 315 Shares Outstanding End of period 32,486 35,381 32,486 35,381 Less: Beginning of period 33,038 35,984 33,601 36,810 Change in shares outstanding (552) (603) (1,115) (1,429) % Change (1.7%) (1.7%) (3.3%) (3.9%)

SECOND QUARTER 2024
EARNINGS RELEASE

Debt, Cash and Leverage

- The consolidated debt of Nexstar and Mission Broadcasting, Inc. ("Mission"), an independently owned variable interest entity, as of June 30, 2024, was $6.78 billion, including senior secured debt of $4.07 billion.

- The Company calculates its leverage ratios in accordance with the terms of its credit agreements which exclude The CW Network's operations and cash balance. As of June 30, 2024, The CW Network had $45 million of cash on its balance sheet.
  - As of June 30, 2024, the Company's first lien net leverage ratio was 2.19x compared to a covenant of 4.25x and its total net leverage ratio was 3.69x.

- The table below summarizes the Company's unrestricted cash balances and debt obligations (net of financing costs, discounts and/or premiums) as of June 30, 2024 and as of December 31, 2023.

($ in millions)	June 30, 2024	December 31, 2023
Unrestricted Cash	$146	$135
Revolving Credit Facilities	$62	$62
First Lien Term Loans	4,008	4,064
5.625% Senior Unsecured Notes due 2027	1,717	1,717
4.75% Senior Unsecured Notes due 2028	994	994
Total Debt	**$6,781**	**$6,837**

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is +1 877-407-9208 or +1 201-493-6784, conference ID 13747205 (domestic and international callers). Participants can also listen to a live webcast of the call through the "Events and Presentations" section under "Investor Relations" on Nexstar's website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

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SECOND QUARTER 2024 EARNINGS RELEASE Forward-Looking Statements This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, operating expenses and cash flow, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

SECOND QUARTER 2024 EARNINGS RELEASE Definitions and Disclosures Regarding Non-GAAP Financial Information Adjusted EBITDA is calculated as net income, plus or (minus): transaction and other one-time expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights for The CW), (payments) for broadcast rights (excluding broadcast rights payments for The CW), (gain) loss on asset disposal, impairment charges, interest expense, net, (income) loss from equity method investments, cash distributions from equity method investments, pension and other postretirement plans costs (credit), income tax expense (benefit) and other expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation. Adjusted Free Cash Flow is calculated as net income, plus or (minus) transaction and other one-time expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights for The CW), (payments) for broadcast rights (excluding broadcast rights payments for The CW), (gain) loss on asset disposal, impairment charges, interest expense, net, (income) loss from equity method investments, cash distributions from equity method investments, pension and other postretirement plans costs (credit), income tax expense (benefit) and other expense (income) minus cash interest expense, capital expenditures, payments for capitalized software obligations and operating cash income tax payments, plus proceeds from disposal of assets and insurance recoveries and cash contribution from noncontrolling interests. We consider Adjusted Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of free cash flow may differ from our definition. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release. With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Adjusted Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures. For example, the definition of Adjusted Free Cash Flow excludes stock-based compensation expenses specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. In addition, the definition of Adjusted Free Cash Flow excludes the impact of non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets which are unpredictable. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

SECOND QUARTER 2024 EARNINGS RELEASE About Nexstar Media Group, Inc. Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 310,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All America,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv. Investor Contacts: Media Contact: Lee Ann Gliha EVP and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800 Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv Joe Jaffoni, Jennife Neuman JCIR 212/835-8500 or nxst@jcir.com

SECOND QUARTER 2024 EARNINGS RELEASE Nexstar Media Group, Inc. Condensed Consolidated Statements of Operations (in millions, except for share and per share amounts, unaudited) Three Months Ended June 30, Six Months Ended June 30, 2024 2023 2024 2023 Net revenue $1,269 $1,240 $2,553 $2,497 Operating expenses: Direct operating 552 537 1,100 1,075 Selling, general and administrative 215 213 431 431 Corporate 54 49 108 97 Depreciation and amortization 208 262 398 511 Total operating expenses 1,029 1,061 2,037 2,114 Income from operations 240 179 516 383 Income from equity method investments, net 16 32 35 57 Interest expense, net (113) (111) (227) (218) Pension and other postretirement plans credit, net 7 10 14 19 Gain on disposal of an investment - - 40 - Other expenses, net (1) - - (1) Income before income taxes 149 110 378 240 Income tax expense (43) (35) (105) (77) Net income 106 75 273 163 Net loss attributable to noncontrolling interests 12 21 20 44 Net income attributable to Nexstar Media Group, Inc. $118 $96 $293 $207 Net income per common share attributable to Nexstar Media Group, Inc.: Basic $3.59 $2.68 $8.85 $5.71 Diluted $3.54 $2.64 $8.71 $5.61 Weighted average number of common shares outstanding: Basic (in thousands) 32,816 35,788 33,133 36,250 Diluted (in thousands) 33,287 36,314 33,656 36,878

Nexstar MEDIA GROUP, INC.
SECOND QUARTER 2024 EARNINGS RELEASE

Nexstar Media Group, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow (Non-GAAP Measure)
($ in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Net income	**$106**	**$75**	**$273**	**$163**
Add (Less):				
Transaction and other one-time expenses[1]	-	4	1	11
Stock-based compensation expense	20	13	38	27
Depreciation and amortization expense[2]	137	142	275	284
Gain on asset disposal	(1)	(7)	(1)	(7)
(Payments) for broadcast rights[2]	(17)	(23)	(36)	(50)
Interest expense, net	113	111	227	218
Income from equity method investments, net	(16)	(32)	(35)	(57)
Cash distributions from equity method investments[3]	19	26	148	183
Pension and other postretirement plans (credit), net	(7)	(10)	(14)	(19)
Income tax expense	43	35	105	77
Gain on disposal of an investment	-	-	(40)	-
Other	1	1	-	1
Adjusted EBITDA	**$398**	**$335**	**$941**	**$831**
Add (Less):				
Cash interest expense, net	(110)	(109)	(221)	(213)
Capital expenditures	(37)	(41)	(81)	(77)
Payments for capitalized software obligations	(10)	(10)	(11)	(12)
Proceeds from disposal of assets and insurance recoveries	1	6	2	7
Operating cash income tax payments, net[4]	(164)	(119)	(166)	(121)
Cash contribution from noncontrolling interests	-	12	19	36
Adjusted Free Cash Flow	**$78**	**$74**	**$483**	**$451**

(1) Primarily includes severance, legal and other direct expenses associated with our completed or proposed strategic transactions and/or acquisitions, any fees or other direct expenses associated with financing transactions, and severance and other direct expenses associated with restructuring activities.

(2) Depreciation and amortization expense excludes amounts related to amortization of broadcast rights for The CW (already deducted from Net Income (loss)). Payments for broadcast rights also excludes amounts related to The CW. By using The CW's reported amortization of broadcast rights in our definition of Adjusted EBITDA, we match timing of revenues with the expense of the programming.

(3) Distribution received from our investment in TV Food Network LLC during Q1 2023 excludes $69 million, the portion that is related to its accounts receivable securitization program. As our investee stops or reduces the amount of accounts receivable it sells into the program and our distribution is reduced, we amortize that amount back into our Adjusted EBITDA and Adjusted Free Cash Flow. During the six months ended June 30, 2024, the amount related to the distribution received from TV Food Network LLC includes $9 million of such amortization.

(4) Excludes $11 million income tax paid during the three and six months ended June 30, 2024 related to the $40 million gain from the disposal of an investment. The proceeds from such disposal were also excluded from our definition of Adjusted Free Cash Flow.

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